EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.: 333-261702 on Form S-3 and Nos.: 333-255691, 333-150791, 333-62256, 333-84014, 333-166517, 333-166518, 333-179884, 333-188352, and 333-224466, on Form S-8, of our report dated February 24, 2022, relating to the consolidated financial statements of EOG Resources, Inc. and subsidiaries, and the effectiveness of EOG Resources, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 24, 2022